Exhibit 99.1

Limelight Appoints Cloud Service Delivery Veteran,

Indu Kodukula, Chief Operating Officer

Leader in Digital Presence Management Taps Industry Veteran with Deep

Experience in Cloud Service Delivery, Technology, and Product Innovation

PHOENIX, AZ – October 29, 2012 (GLOBE NEWSWIRE) – Limelight Networks, Inc. (Nasdaq:LLNW), a leader in digital presence management, today announced that it has appointed Indu Kodukula to the position of chief operating officer (COO). In this newly created position, he will report to Jeff Lunsford, Limelight chairman and chief executive officer, and will be responsible for directing product management, development and operations activities for the company.

“With its leadership in defining Digital Presence Management, Limelight is driving transformational change in the market,” said Kodukula. “Limelight’s SaaS business continues to grow quickly, driving a need for operational excellence across a portfolio of aligned services. I am delighted to join at such an opportune time in Limelight’s development, and look forward to being part of this innovative and driven team.”

“With Limelight experiencing 28% year over year growth in value added services in the second quarter — and with customers now demanding an integrated approach to managing their online digital presence – our ability to scale service delivery and operations effectively is critical. Indu has the proven experience and skills to help scale and advance our platform and software-as-a-service offerings,” said Jeff Lunsford.

Indu Kodukula brings over fifteen years of technology innovation and business leadership to Limelight Networks, including over 10 years in senior executive and general management roles. Prior to joining Limelight, Kodukula held the position of executive vice president, products and chief technology officer for SunGard Availability Services where he was instrumental in driving product development and launching an industry-first, enterprise-grade Infrastructure-as-a-Service (IaaS) cloud offering. Earlier, he served as vice president of products for Oracle’s Communication Service Delivery Platform, where he grew Oracle’s SDP revenue by 400% over a two-year period. He also served in operational roles at BEA Systems, McKinsey & Company, and Silicon Graphics.

Mr. Kodukula holds a PhD in computer science from Cornell University, and a BTech in computer science from the Indian Institute of Technology.

About Limelight Networks

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage – combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships – all while reducing costs. For more information, please visit www.limelight.com.

Copyright (C) 2012 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

Media contact:

Amber Winans

510-984-1526

limelight@bhavacom.com